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News: For immediate release	Contact: Emma Jo Kauffman (901) 495-7005

AUTOZONE REPORTS 7%-8% QUARTER-TO-DATE

SAME STORE SALES GROWTH

Memphis, Tenn. (October 31, 2001) -- AutoZone, Inc. (NYSE: AZO), announced today that quarter-to-date same store sales growth was in the 7% -8% range. For the same period, AutoZone has realized the gross margin and expense ratio improvements that were discussed in its most recent conference call. A replay of this call is available on AutoZone's website, www.AutoZone.com, by clicking "About Us," "Investor Relations," "Conference Calls." AutoZone's first fiscal quarter ends on November 17, 2001.

AutoZone has also continued to experience strong positive cash flow, resulting in a reduction in debt outstanding compared to the same period a year ago. Further, interest rates on short term borrowings are below year ago levels, and the Company continues to show accretion to earnings per share from its previous stock repurchases.

With these initial results, the Company is very comfortable that it will exceed the current Thomson/First Call consensus estimate of $0.57 for its first quarter. AutoZone plans to announce first quarter results on December 13, 2001, in connection with its annual stockholders' meeting, which will be webcast on the AutoZone website.

As of August 25, 2001, AutoZone sells auto and light truck parts, chemicals and accessories through 3,019 AutoZone stores in 42 states plus the District of Columbia in the U.S. and 21 AutoZone stores in Mexico, and automotive diagnostic and repair software through ALLDATA, diagnostic and repair information through alldatadiy.com, and auto and light truck parts through AutoZone.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, estimates of financial results, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, competition, product demand, the economy, inflation, the ability to hire and retain qualified employees, consumer debt levels, war and the prospect of war, including terrorist activity, and availability of commercial transportation. Actual results may materially differ from anticipated results. AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.